Exhibit 10.2

UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: CN 09-20
)
)
VANTUS BANK	)	Effective Date: July 31, 2009
)
Sioux City, Iowa	)
OTS Docket No. 00190)
)

ORDER TO CEASE AND DESIST

             WHEREAS, Vantus Bank, Sioux City, Iowa, OTS Docket No. 00190 (Association), by and through its Board of Directors (Board), has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and

             WHEREAS, the Association, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and

             WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Central Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order.

             NOW, THEREFORE, IT IS ORDERED that:

Cease and Desist.

1.         The Association and its directors, officers, and employees shall cease and desist from any action (alone or with others) for or toward, causing, bringing about, participating in, counseling, or aiding and abetting any unsafe or unsound practices that resulted in a significant and increasing amount of classified assets and inadequate capital to support the type and quality of the Association’s assets.

Capital.

2.          (a) No later than December 31, 2009, the Association shall achieve and maintain: (i) a Tier 1 (Core) Capital Ratio of at least eight percent (8%) and (ii) a Total Risk-Based Capital Ratio of at least twelve percent (12%) after the funding of an adequate Allowance for Loan and Lease Losses (ALLL).

             (b) The requirement in Subparagraph (a) above to meet and maintain a specific capital level means that the Association may not be deemed to be “well-capitalized” for purposes of 12 U.S.C. §1831o and 12 C.F.R. Part 565, pursuant to 12 C.F.R. §565.4(b) (1) (iv).

3.          (a) By August 31, 2009, the Board shall adopt and submit to the Regional Director for review and comment a written plan to achieve and maintain the Association’s capital levels prescribed in Paragraph 2 of this Order (Capital Plan). The Capital Plan shall cover the period beginning with the quarter ending June 30, 2009 through the quarter ending December 31, 2011. At a minimum, the Capital Plan shall:

(i)	take into consideration the requirements and restrictions imposed by this Order;

(ii)	detail capital enhancement strategies with specific narrative goals, which shall result in new equity and a capital infusion;

(iii)
consider and address the amount of additional capital that would be necessary to meet the capital requirements of Paragraph 2 of this Order under different forward-looking scenarios involving progressively stressed economic environments;

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(iv)	identify the specific sources of additional capital;

(v)	detail timeframes by which the additional capital will be raised and provide specific target month-end capital levels; and

(vi)	provide for alternative methods to strengthen capital, should the primary sources identified under Paragraph 3(a)(iv) of this Order not be available.

             (b) Within thirty (30) days after receiving any written comments from the Regional Director, the Board shall revise the Capital Plan based on comments from the Regional Director. Thereafter, the Board shall adopt and the Association shall implement and comply with the Capital Plan. Within five (5) days of Board approval of the Capital Plan, the Association shall send a copy of the final Capital Plan adopted by the Board, along with the Board meeting minutes reflecting its adoption to the Regional Director.

             (c) Once the Capital Plan is implemented, the Association shall operate within the parameters of its Capital Plan. Any proposed material deviations from the Capital Plan, including changes proposed by the Association, must be submitted for the prior, written non-objection of the Regional Director. Requests for any material deviations or changes must be submitted at least sixty (60) days before a proposed change is implemented.

             (d) The Association shall notify the Regional Director regarding any material event affecting or that may affect the capital or capital projections of the Association within five (5) days after such event.

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4.          (a) On a monthly basis, beginning with the month ending September 30, 2009, the Association shall prepare and submit to the Board by the 10th day of each month, a report that compares projected operating results contained within the Capital Plan to actual results for the previous month (Capital Plan Variance Report). The Board’s review of the Capital Plan Variance Report and assessment of the Association’s compliance with the Capital Plan shall be fully documented in the appropriate Board meeting minutes.

             (b) By the 15th day of each month beginning with October of 2009, the Board shall provide the Regional Director with a copy of the Capital Plan Variance Report and the Board meeting minutes for the Board meeting at which such report was discussed.

5.          (a) In the event the Association has failed to submit an acceptable Capital Plan or has failed to implement or adhere to its Capital Plan, the Board shall prepare and submit a Contingency Plan in compliance with subparagraph 5(c) below to the Regional Director for review and comment within thirty (30) days from either the Association’s notice of its failure to implement or adhere to its Capital Plan or the Association’s receipt of written notice from the Regional Director that he has determined the Association has failed to submit an acceptable Capital Plan or has failed to implement or adhere to its Capital Plan.

             (b) In the event the Association does not meet the capital ratios required by subparagraph 2(a) above at any month end after December 31, 2009, the Board shall prepare and submit a Contingency Plan in compliance with subparagraph 5(c) below to the Regional Director for review and comment within thirty (30) days of the end of the month.

             (c) The Contingency Plan required by this Paragraph 5 shall detail the actions to be taken, with specific time frames, to achieve one of the following results within sixty (60) days after implementation of the Contingency Plan: (a) merger with or acquisition by another federally insured depository institution or holding company thereof; or (b) voluntary liquidation by filing an appropriate application with the OTS in conformity with federal laws and regulations. The Contingency Plan shall be implemented by the Association immediately upon notification by the Regional Director to implement the Contingency Plan.

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             (d) Within fifteen (15) days after receiving any written comments from the Regional Director to the Contingency Plan, the Board shall revise the Contingency Plan based on comments from the Regional Director. Immediately thereafter, the Board shall send a copy of the final Contingency Plan adopted by the Board, along with the Board meeting minutes reflecting its adoption, to the Regional Director.

             (e) By the first (1st) and fifteenth (15th) day of each month following implementation of the Contingency Plan, the Association shall provide a written status report (Contingency Plan Status Report) to the Regional Director detailing the Association’s actions taken and progress in executing the Contingency Plan. The Contingency Plan Status Report shall discuss and include documents regarding any contacts with investment bankers, due diligence efforts, offers relating to an acquisition or a merger, the execution of a letter of intent or an agreement relating to the acquisition or merger of the Association, and/or the termination of negotiations with a potential acquirer.

Liquidity.

6.          (a) By August 31, 2009, the Board shall adopt and submit to the Regional Director for review and comment a written liquidity management and contingency plan (Liquidity Contingency Plan) that:

(i)	provides for the safe and sound management of liquidity in accordance with OTS Thrift Bulletin 77 and OTS Examination Handbook § 530;

(ii)	sets forth short-term and long-term sources of liquidity and cash flow requirements and sources;

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(iii)	addresses the Association’s capacity to borrow from wholesale funding sources, such as the Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB);

(iv)	prescribes specific limits on funding concentrations and a minimum level of available unpledged liquid assets for meeting liquidity needs;

(v)	addresses the Association’s contingency plans in the event of unanticipated withdrawals of deposits or a reduction or elimination of current sources of funds;

(vi)	addresses any seasonal increases in loan funding or deposit outflows;

(vii)	provides for periodic stress testing of the availability of all funding sources under specific scenarios and various market conditions;

(viii)
addresses compliance with Paragraph 14 of this Order regarding the restrictions on brokered deposits, including, but not limited to the monitoring of interest rates paid on deposits for compliance with 12 C.F.R. § 337.6; and

(ix)
provides for the Association’s ongoing monitoring and Board oversight of the Association’s liquidity needs and available sources of liquidity, including a requirement that the Regional Director be notified immediately of any event that would limit the Association’s funding sources or available liquidity amounts.

             (b) Within thirty (30) days after receiving any written comments from the Regional Director, the Board shall revise the Liquidity Contingency Plan based on comments from the Regional Director. Immediately thereafter, the Board shall adopt and the Association shall implement and comply with the Liquidity Contingency Plan. Within five (5) days of Board approval of the Liquidity Contingency Plan, the Association shall send a copy of the final Liquidity Contingency Plan adopted by the Board, along with the Board meeting minutes reflecting its adoption to the Regional Director.

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7.          Within fifteen (15) days after the end of each quarter, beginning with the quarter ending September 30, 2009, the Association shall submit a report (Liquidity Status Report) to the Board, with a copy to the Regional Director, regarding: (a) the Association’s liquidity position; (b) anticipated sources of funds that would allow the Association to withstand extraordinary demand against its funding base; (c) the retention of specific assets that can be liquidated within thirty (30) days; (d) the identification of all sources of funds to meet the Association’s anticipated and extraordinary liquidity needs on a rolling basis for the next twelve (12) months; and (e) compliance with the Association’s Liquidity Contingency Plan. The Board’s review of each Liquidity Status Report shall be documented in the Board meeting minutes.

Collateralized Debt Obligations and Trust Preferred Securities.

8.          (a) Effective immediately, the Association shall not purchase or commit to purchase, directly or indirectly through a subsidiary, collateralized debt obligations (CDOs) or trust preferred securities (TPSs) without prior written approval of the Regional Director.

             (b) Within ten (10) days after receipt of any information regarding a CDO or TPS in the Association’s portfolio that has or may have the potential to impact the Association’s capital or earnings, the Association shall notify the Regional Director in writing of such information.

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9.        Within thirty (30) days after the end of each quarter, beginning with the quarter ending June 30, 2009, the Association shall submit a written status report to the Board, with a copy to the Regional Director, on each individual security in the Association’s CDO and TPS portfolio (CDO/TPS Status Report). The CDO/TPS Status Report shall include for each individual security the:

(a) current market value and a description of the underlying support for the value;

(b) current investment grade rating of the security and the source of such rating;

(c) amount of unrealized loss;

(d) required accounting adjustments under generally accepted accounting principles with respect to the unrealized loss; and

(e) potential impact of accounting adjustments or changes in the investment grade rating on the Association’s capital ratios.

Criticized Asset Report.

10. (a) Within thirty (30) days after the end of each quarter, beginning with the quarter ending September 30, 2009, the Association shall submit a status report to the Board, with a copy to the Regional Director, covering the five largest classified assets and three largest assets that are classified as special mention on the Association’s books at the end of the quarter (Criticized Asset Report). For each of the specified criticized assets, the Criticized Asset Report shall:

(i)	identify significant loan underwriting, documentation, or administration deficiencies, if any;

(ii)	set forth the date(s) of payments due and the most recent payment made;

(iii)	set forth the amount of interest reserve remaining and the contractually required debt service;

(iv)	provide the estimated value of the collateral, the date of the valuation, and findings from any property inspections;

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(v)	summarize the borrower’s and/or guarantor’s current financial condition;

(vi)	set forth the appropriate asset classification category and the rationale for the asset classification category;

(vii)	identify the specific risks with respect to the asset;

(viii)	identify whether the loan is impaired and provide an estimate of the loan impairment;

(ix)	set forth any required specific valuation allowances, charge-offs, or allocation of ALLL; and

(x)	set forth the current strategy for resolving the criticized asset.

          (b) The Board’s review of the quarterly Criticized Asset Report shall be fully documented in the Board minutes.

Business Plan.

11.     (a) By August 31, 2009, the Board shall adopt and submit to the Regional Director for review and comment a revised comprehensive business plan for the period beginning with the quarter ending June 30, 2009 through the quarter ending December 31, 2011 (Business Plan). At a minimum, the Business Plan shall include the requirements contained within this Order and shall:

(i)	set forth well supported and realistic strategies to improve earnings and the net interest margin;

(ii)	provide for capital levels required by Paragraph 2 of this Order and incorporate the Association’s capital restoration plan submitted to the Regional Director pursuant to 12 C.F.R. Part 565;

(iii)	set forth the methodologies for the determination of the expected charge-offs and the disposition of problem assets;

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(iv)	incorporate the Liquidity Contingency Plan provided for by Paragraph 6(a) of this Order;

(v)	detail strategies to stress-test and adjust earnings forecasts based on continuing operating results, economic conditions and credit quality of the loan portfolio; and

(vi)	provide quarterly detailed pro forma balance sheets and income statements for a rolling three-year period beginning with the quarter ending June 30, 2009 through the quarter ending December 31, 2011.

(b) The Business Plan shall include all assumptions used in the pro formas, such as: (i) the assumed interest rate scenarios; (ii) assumptions used for noninterest income and noninterest expense, including, but not limited to the reduction of personnel expense; (iii) assumptions used to determine other than temporary impairment (OTTI) of CDOs and TPSs and related accounting charges; (iv) assumptions used to determine the ALLL; (v) assumptions for loan origination rates, using recent experience and taking into consideration current national and regional economic conditions; and (vi) assumptions supporting the cost of funds projections.

          (c) Within thirty (30) days after receiving the Regional Director’s written comments, the Board shall revise the Business Plan based on comments from the Regional Director. Thereafter, the Board shall adopt and the Association shall implement and comply with the Business Plan. Within five (5) days of Board approval of the Business Plan, the Association shall send a copy of the final Business Plan adopted by the Board, along with the Board meeting minutes reflecting its adoption to the Regional Director.

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          (d) Once the Business Plan is implemented, the Association shall operate within the parameters of its Business Plan. Any proposed material deviations from the Business Plan, including changes proposed by the Association, must be submitted for the prior, written non-objection of the Regional Director. Requests for any material deviations or changes must be submitted at least sixty (60) days before a proposed change is implemented. The Association shall notify the Regional Director regarding any material event affecting or that may affect the balance sheet, capital, or the cash flow of the Association within five (5) business days after such event.

12.    (a) On a quarterly basis, beginning with the quarter ending September 30, 2009, the Association shall prepare and submit to the Board a report that compares projected operating results contained within the Business Plan to actual results (Business Plan Variance Report). The Board shall review each Business Plan Variance Report and address external and internal risks that may affect the Association’s ability to successfully implement the Business Plan. This review shall include, but not be limited to, adverse scenarios relating to asset or liability mixes, interest rates, staffing levels and expertise, operating expenses, marketing costs, and economic conditions in the markets in which the Association is operating. The Board’s review of the Business Plan Variance Report and assessment of the Association’s compliance with the Business Plan shall be fully documented in the appropriate Board meeting minutes.

          (b) Within forty-five (45) days after the close of each quarter beginning with the quarter ending September 30, 2009, the Board shall provide the Regional Director with a copy of each Business Plan Variance Report and the Board meeting minutes for the Board meeting at which such report was discussed.

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Growth.

13. Effective immediately, the Association is subject to and shall comply with the requirements and provisions of OTS Regulatory Bulletin 3b. Without the prior written approval of the Regional Director, the Association shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the quarter. The growth restrictions imposed by this Paragraph shall remain in effect until the Regional Director reviews and approves the Association’s Revised Business Plan as required under Paragraph 11 of this Order. Any growth in assets, including any growth proposed in the Business Plan, should consider:

a)	the source, volatility and use of the funds that support asset growth;

b)	any increase in credit risk or interest rate risk as a result of growth; and

c)	the effect of such growth on the Association’s capital.

Brokered Deposits and Interest Rate Restriction.

14. Effective immediately, the Association shall comply with the requirements of 12 C.F.R. § 337.6(b) and shall not: (i) accept, renew or roll over any brokered deposit, as that term is defined at 12 C.F.R. § 337.6(a)(2); or (ii) act as a deposit broker, as that term is defined at 12 C.F.R. § 337.6(a)(5).

Dividends.

15. Effective immediately, the Board shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director. The Association’s written request for written approval should be submitted to the Regional Director at least sixty (60) days prior to the anticipated date of the proposed dividend or distribution of capital.

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Severance and Indemnification Payments.

16.          Effective immediately, the Association shall not make any golden parachute payment1 or any prohibited indemnification payment2 unless, with respect to each such payment, the Association has complied with the requirements of 12 C.F..R Part 359 and, as to indemnification payments, 12 C.F.R. § 545.121.

Directorate and Management Changes.

17.          Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers3 set forth in 12 C.F.R. Part 563, Subpart H.

Employment Contracts and Compensation Arrangements.

18.          (a) Effective immediately, the Association shall not enter into, renew, extend, or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Association, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement, or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 – Appendix A.

1 The term “golden parachute payment” is defined at 12 CFR § 359.1(f).
2 The term “prohibited indemnification payment” is defined at 12 CFR § 359.1(l).
3 The term “senior Executive Officer” is defined at 12 C.F.R. § 563.555.

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          (b) Effective immediately, the Association shall not increase any salaries, bonuses, or director’s fees or make any other similar payments, directly or indirectly, to the Association’s directors or Senior Executive Officers without prior written non-objection from the Regional Director.

Third Party Contracts.

19.       Effective immediately, the Association shall not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Association4 or outside the Association’s normal course of business unless, with respect to each such contract, the Association has: (a) provided the Regional Director with a minimum of thirty (30) days prior written notice of such arrangement or contract; (b) determined that the arrangement or contract complies with the standards and guidelines set forth in OTS Thrift Bulletin 82a; and (c) received written notice of non-objection from the Regional Director.

Transactions with Affiliates.

20.       Effective immediately, the Association shall not engage in any new transaction with an affiliate unless, with respect to each such transaction, the Association has complied with the notice requirements set forth in 12 C.F.R. § 563.41(c)(4), which shall include the information set forth in 12 C.F.R. § 563.41(c)(3). All transactions with an affiliate for which a notice is submitted pursuant to this Paragraph of the Order shall comply with the requirements of 12 C.F.R. § 563.41 and 12 C.F.R. Part 223.

4 A contract will be considered significant to the overall operation or financial condition of the Association where the annual contract amount equals or exceeds two percent (2%) of the Association’s total capital.

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Violations of Law.

21.     Within thirty (30) days of receipt of any internal audit report, independent external audit report, OTS report of examination, or other report prepared by Association employees, agents, or independent contractors, which cites violations of law, rule, or regulation, the Board shall ensure that each violation of law, rule, or regulation is corrected, and the Board shall adopt policies and procedures to prevent future violations. Upon adoption of such policies and procedures, the Association shall immediately implement and comply with the policies and procedures.

Effective Date, Incorporation of Stipulation.

22.     This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.

Duration.

23.     This Order shall remain in effect until terminated, modified, or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.

Time Calculations.

24.     Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.

25.     The Regional Director may extend any of the deadlines set forth in the provisions of this Order upon written request by the Association that includes reasons in support for any such extension. Any OTS extension shall be made in writing.

Submissions and Notices.

26.     All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.

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27.     Except as otherwise provided herein, all submissions, requests, communications, consents, or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission, or hand delivery by messenger) addressed as follows:

(a)	To the OTS:

Regional Director
Office of Thrift Supervision
One South Wacker Drive, Suite 2000
Chicago, Illinois 60606
Facsimile: (312) 917-5001

(b)	To the Association:

Chairman of the Board
Vantus Bank
329 Pierce Street
Sioux City, Iowa 51101
Facsimile: (712) 277-0224

No Violations Authorized.

28.     Nothing in this Order or the Stipulation shall be construed as allowing the Association, its Board, officers, or employees to violate any law, rule, or regulation.

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By:	/s/ Daniel T. McKee
Daniel T. McKee
Regional Director, Central Region

Date: See Effective Date on page 1

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